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                                                                    Exhibit 99.1


NEWS RELEASE


MEDIA CONTACT:                            INVESTOR RELATIONS CONTACT:
Jim Campbell                              Curtis Cluff
Vice President of Marketing               CFO
Beyond.com Corporation                    Beyond.com Corporation
408-855-2629                              408-855-2715
jimc@beyond.com                           curtisc@beyond.com



                  BEYOND.COM CORPORATION ANNOUNCES AMENDMENT TO
                ASSET PURCHASE AGREEMENT WITH DIGITAL RIVER, INC.

Company Continues to Look for Buyer for Government Systems Group Business



SANTA CLARA, CALIF. - FEBRUARY 11, 2002 - Beyond.com Corporation (Nasdaq:
BYND) today announced that its agreement to sell substantially all assets and customer contracts to Digital River, Inc. has been amended.

In the original acquisition agreement, Digital River agreed to acquire substantially all assets of Beyond.com's eStores and Government System Group businesses. Because certain closing conditions related to the acquisition of the Government System Group business could not be met, Beyond.com and Digital River have amended the agreement to provide that only Beyond.com's eStores business will be acquired by Digital River. The amended offer remains subject to bankruptcy court approval and certain other conditions.

Under the terms of the amended agreement, Digital River has agreed to acquire substantially all of the assets and customer contracts related to Beyond.com's eStores business in exchange for $4,010,000 in Digital River common stock, subject to certain escrow and sale restrictions and certain resale registration rights. The agreement also provides Beyond.com a potential earn-out for an additional $1,850,000 in Digital River common stock upon the achievement of certain milestones, and provides for purchase price reductions in certain events.


                                    -MORE-

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Beyond.com is now looking for a new buyer for its Government Systems Group business. The purchase of Beyond.com's Government Systems Group would be subject to bankruptcy court approval. Last month, Beyond.com Corporation filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code.


ABOUT BEYOND.COM CORPORATION
Beyond.com Corporation is a leading provider of e-commerce technology and services. The company builds, manages and markets online stores (eStores) for businesses. Beyond provides a full suite of marketing programs and services to help maximize clients' eStore sales activities and revenues. The company also sells software and computer-related products to the government and consumer markets. More information on the company can be found in its filings with the Securities and Exchange Commission (SEC), or by visiting http://www.beyond.com.


SAFE HARBOR STATEMENT

Statements in this press release, which are not purely historical, are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this release include statements regarding the completion of the asset sale to Digital River, and the ability of other interested parties to purchase Beyond.com's Government Systems Group business. Factors that could cause actual results to differ materially include risks and uncertainties such as the approval of the asset sale by the bankruptcy court or the potential offer by a different purchaser. Readers should also refer to the risk disclosures included in Beyond.com's quarterly reports on Form 10-Q and annual reports on Form 10-K filed from time-to-time with the SEC.